SECURITIES AND EXCHANGE COMMISSION

                                 Washington D.C.

                                   Form U-1/A

                                 AMENDMENT NO. 2
                                       TO
                                    FORM U-1

                                   APPLICATION

                                    UNDER THE

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                          Niagara Mohawk Holdings, Inc.
                               300 Erie Boulevard
                            Syracuse, New York 13202

                                Gary Lavine, Esq.
                             Terence A. Burke, Esq.
                        c/o Niagara Mohawk Holdings, Inc.
                             300 Erie Boulevard West
                            Syracuse, New York 13202
                            Telephone: (315) 428-6717

                                   Copies to:

                             Steven J. Agresta, Esq.
                      Swidler Berlin Shereff Friedman, LLP
                               3000 K Street, N.W.
                             Washington, D.C. 20007
                            Telephone (202) 424-7757

                             Janet Geldzahler, Esq.
                               Sullivan & Cromwell
                                125 Broad Street
                            New York, New York 10004
                            Telephone: (212) 558-4000

This Amendment No. 2 on Form U-1/A to the Form U-1 of Niagara Mohawk
Holdings, Inc. is being filed for the purpose of amending Item 6 by adding the exhibits listed below.

Item 6.     Exhibits and Financial Statements.

     The following exhibits are being filed with this Amendment No. 2:


EXHIBIT #     DESCRIPTION              FILING METHOD
---------     -----------              -------------
16            Fees, Commissions, etc.  Filed herewith
              in Connection with
              Reorganization

19            PSC Compliance Order     Filed herewith

21            FERC Order of Approval   Filed herewith

23            NRC Order                Filed herewith

                                    SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned thereunto duly authorized.

                              Niagara Mohawk Holdings, Inc.


Date: January 18, 1999          By  /s/William F. Edwards
                                _____________________________
                                William F. Edwards
                                Senior Vice President
                                Chief Financial Officer